Exhibit 99.1

    FIRST AMERICAN CAPITAL CORPORATION COMPLETES 1-FOR-3 REVERSE STOCK SPLIT

TOPEKA, Kan., April 13 /PRNewswire-FirstCall/ -- First American Capital Corporation today announced the completion of its 1-for-3 reverse stock split, pursuant to which every three shares of the Company's common stock, par value $.01 per share, became one share of the Company's common stock. The reverse stock split became effective at the close of the markets today at 3 p.m. CDT. The first day of trading of the stock on a split-adjusted basis will be Monday, April 16, 2007.

First American Capital Corporation shareholders will receive one new share of First American $.01 par value per share common stock for every three shares held prior to the split. Registered holders of the Company's common stock will receive a transmittal form shortly with instructions for the exchange of stock certificates. Shareholders with shares in brokerage accounts will receive information from their brokers about how their accounts are affected by the reverse stock split. First American will not issue fractional shares resulting from the reverse stock split. Fractional shares will be cashed out at the rate of $5.16 per whole share on a post-split basis. UMB Bank, n.a. will act as the exchange agent, and can be contacted at 800-884-4225.

This Press Release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from these indicated in the forward-looking statements: the uncertainty as to the market response to the reverse stock split; the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals; uncertainties associated with market acceptance of and demand for the Company's products and services; the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing; its ability to meet product demand; the availability of funding sources; the exposure to market risks; uncertainties associated with the development of technology; changes in the law and in economic, political and regulatory environments; changes in management; the dependence on intellectual property rights; the effectiveness of internal controls; and risks and factors described from time to time in reports and registration statements filed by First American Capital Corporation with the Securities and Exchange Commission. A more complete description of the Company's business is provided in First American Capital Corporation's most recent annual, quarterly and current reports, which are available from the Company without charge or at http://www.sec.gov.

SOURCE  First American Capital Corporation
    -0-                             04/13/2007
    /CONTACT: Bill Morton, Chief Financial Officer, +1-913-661-0123, Bill.Morton@brookeagent.com, for First American Capital Corporation/
    /Web site:  http://www.brookecorp.com /